Exhibit 99.1

AMERICANWEST BANCORPORATION
CONTACT:	Robert M. Daugherty
President and Chief Executive Officer
(509) 467-6993

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES RETIREMENT OF BOARD MEMBER

SPOKANE, WA – OCTOBER 27, 2004 – AmericanWest Bancorporation (Nasdaq:AWBC) today announced the retirement of Robert Gardner from its Board of Directors and the Board of Directors of its subsidiary, AmericanWest Bank.

Mr. Gardner served for more than 19 years on the board of directors of AWBC and its predecessors.

“Bob was instrumental in our company’s success over the years,” said Don Swartz, Chairman of the Board. “We want to thank Bob for his many years of tremendous contributions and support. He will be missed and we wish him the best in the future.”

AmericanWest Bancorporation is a community bank holding company with 44 offices located in Eastern Washington and Northern Idaho. For further information on the Company or to access Internet banking, please visit our web site at www.awbank.net.